Exhibit 10.4

EMPLOYMENT SUCCESSION AGREEMENT

This Employment Succession Agreement (the “Agreement”) is made and entered into effective as of June 1, 2006 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Daniel M. Bradbury (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.

The Company desires to retain the Executive’s experience, skills, abilities, background and knowledge and is therefore willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

The Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained and for other good and valuable consideration the Parties, intending to be legally bound, agree as follows:

1.             Employment.

1.1          Promotion to President and COO and Election to Board.  Effective immediately, the Executive shall have the title of President and Chief Operating Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe.  Effective immediately, the Executive shall also be appointed to serve as a member of the Board.

1.2          Transition to CEO Position.  It is contemplated that during the period following the Effective Date and ending no later than one (1) year thereafter (the “Transition Period”), the Executive will be elevated to the position of CEO, subject to approval thereof of by the Board in its reasonable discretion.  In connection with such elevation to CEO, the Parties intend to enter into an employment agreement on terms comparable to the existing agreement between the Company and the current CEO.

1.3          Reporting.  During the Transition Period, the Executive shall report to the current Chief Executive Officer of the Company (the “CEO”).  In addition, during the Transition Period, the Executive shall periodically meet and have discussions directly with the Nominating and Governance Committee of the Board with respect to progress on the transition and any other relevant matters.  At such time as the Executive is elevated to the position of CEO, as applicable, the Executive shall report to the Board.

1.4          Duties.  During the Transition Period, the Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Operating Officer, consistent with the bylaws of the Company and as required by the Board.  At such time as the Executive is elevated to the position of CEO, as applicable, the Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CEO, consistent with the bylaws of the Company and as required by the Board.

1.5          Location.  Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.             Loyal And Conscientious Performance; Noncompetition.

2.1          Loyalty.  During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2          Non-competition. Except with the prior written consent of the Company’s Board of Directors, the Executive will not, while employed by the Company, or during any period during which Executive is receiving compensation or any other consideration from the Company, including, but not limited to, benefits provided pursuant to the benefit plans described in Section 3.7 herein, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3          Agreement not to Participate in Company’s Competitors.  During his employment by the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section.

3.             Compensation.

3.1          Base Salary.  Effective immediately, the Company shall pay the Executive a base salary of four hundred eighty thousand dollars ($480,000.00) per year, payable in regular periodic payments in accordance with Company policy.  Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.  The Compensation Committee of the Board will review the Executive’s salary on an annual basis and determine, in its exclusive discretion, whether other changes are appropriate.

3.2          Discretionary Bonus.  In addition to the Executive’s base salary, the Executive will be eligible to receive bonuses pursuant to the Company’s Executive Cash Bonus Plans as they may be established and in effect from time to time.  The Executive’s bonus target for 2006 will be 75% of base salary.

3.3          Stock Option.  In connection with and upon the Executive’s assumption of the additional duties prescribed by this Agreement, the Executive shall be granted an option to purchase thirty thousand (30,000) shares of the Company’s stock (the “Promotion Option”).  The Promotion Option shall be an incentive stock option to the extent permitted by applicable tax laws.  The Promotion Option is governed by the terms of the Company’s 2001 Equity Incentive Plan and related Option Grant Notice (the “Plan”).  The Promotion Option shall vest over four (4) years so long as the Executive remains employed by the Company, with twenty-five percent (25%) vesting on the first anniversary of this Agreement, and the balance vesting 1/48th on the final day of each month thereafter for a period of three (3) years.

3.4          Annual Option Grants.  The Executive shall be eligible to receive annual stock option grants based upon corporate performance, as determined by the Board in its exclusive discretion.

3.5          Acceleration and Extension of Options.  If the Executive has not been appointed to the position of CEO of the Company on or before the date that is one year following the Effective Date (or, if a Change in Control (defined below) occurs prior to the date that is one year following the Effective Date and prior to the Executive’s appointment as CEO of the Company, if the Executive has not been appointed to the position of CEO of the acquiring party in such Change in Control on or before the date that is one year following the Effective Date), then so long as the Executive’s employment has not been terminated by the Company (or such acquiror) for Cause (defined below) prior to such date, the vesting of the Promotion Option as well as the option to purchase one hundred twenty thousand (120,000) shares of the Company’s common stock granted to the Executive on May 16, 2006 shall, effective as of such date, accelerate and become exercisable in full pursuant to the terms of such options and the Plan and such options shall remain exercisable pursuant to their terms until the later of the date otherwise provided for pursuant to such options and the Plan and the last day of the calendar year in which the Executive ceases to provide services to the Company.

For purposes of this paragraph:

(A) “Cause” means that, in the reasonable determination of the Company, the Executive has (i) been convicted of or pleaded guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty against the Company; (iii) willfully and materially breached a Company policy; (iv) intentionally damaged the Company’s property; (v) willfully and materially breached his Proprietary Information and Inventions Agreement with the Company; (vi) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) repeatedly failed to satisfactorily perform job duties to which he previously agreed in writing.  The conduct described under clauses (iii), (vi) and (vii) above will only constitute Cause if such conduct is not cured within 90 days after the Executive’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause; and

(B) “Change in Control” means the occurrence of any of the following:  (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended from time to time, and any successor statute (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) there is consummated a sale or other disposition of all or substantially of assets of the Company (other than a sale to an entity where at least 50% of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale); or (iii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction.

3.6          Employment Taxes.  All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7          Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, including but not limited to:  the Company’s Change in Control Employee Severance Benefit Plan, Deferred Compensation Plan, 401K Savings Plan, Employee Stock Purchase Plan, group health insurance, disability insurance, life insurance, and paid personal leave.

4.             Term.

4.1          At-Will Employment.  The Executive shall be employed at will.  Either the Executive or the Company may terminate this Agreement and the employment relationship at any time, with or without notice, for any reason or no reason.  Upon the termination of the Executive’s employment the Executive agrees to immediately resign from the Board.

4.2          Survival of Certain Provisions.  Section 5, and to the extent applicable, Section 2.2, shall survive the termination of this Agreement.

5.             Confidential And Proprietary Information; Nonsolicitation.

5.1          As a condition of employment the Executive agrees to comply with the Company’s standard Proprietary Information and Inventions Agreement.

5.2          While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.             Assignment And Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.             Choice Of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.             Integration.

This Agreement, including the Proprietary Information and Inventions Agreement, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.  To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls.

9.             Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chairman of the Board.

10.          Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.          Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.          Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.          Representations And Warranties.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.          Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.          Litigation Costs.

Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for that Party’s attorney’s fees in such action.

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Amylin Pharmaceuticals, Inc.

Dated:	June 1, 2006	By:	/S/ Joseph C. Cook, Jr.
Joseph C. Cook, Jr.
Chairman of the Board

Dated:	June 1, 2006	By:	/S/ Daniel M. Bradbury
Daniel M. Bradbury